Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center, 47th Floor, Suite J New York, NY 10007 Phone: (646) 975-2500 Fax: (646) 707-3626 www.progenics.com

August 27, 2019

VIA E-MAIL

Velan Capital LP

c/o Bala Venkataraman

Managing Partner

1055b Powers Place

Alpharetta, GA 30009

Dear Bala,

We are in receipt of your letter dated August 26, 2019.

As we announced in the press release dated August 8, 2019, following the results of this year’s annual meeting, we have implemented a number of governance enhancements and are in the process of engaging with shareholders to methodically hear their feedback about this announcement. We are also gathering insights from our shareholders as part of this process regarding board composition, our governance practices and paths to shareholder value creation, more generally.

The goal of this outreach program is to identify solutions that address the concerns of all shareholders. We appreciate your patience while we complete this initiative.

We look forward to being in touch shortly to explore a constructive resolution without the cost and distraction of a consent solicitation.

Sincerely, Mark R. Baker Bradley L. Campbell